UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

PIXELWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2011

The 2011 Annual Meeting of Shareholders of Pixelworks, Inc. will be held May 17, 2011 at 10:00 a.m. Pacific Daylight Time at our offices at 224 Airport Parkway, Suite 400, San Jose, California 95110, to conduct the following items of business:

1.	To elect seven Directors to serve one-year terms and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year; and

3.	To transact any other business that properly comes before the meeting or any postponement or adjournment of the meeting.

The foregoing items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. None of the proposals requires the approval of any other proposal to become effective. Shareholders who owned shares of our common stock at the close of business on March 18, 2011 are entitled to receive notice of, attend and vote at the meeting or any postponement or adjournment of that meeting.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce A. Walicek

President and Chief Executive Officer

San Jose, California

April 12, 2011

This proxy statement and accompanying proxy card are first being distributed on or about April 12, 2011.

PIXELWORKS, INC.

224 Airport Parkway, Suite 400

San Jose, CA 95110

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2011

THE MEETING

Purpose, Date, Time and Place

This proxy statement (this “Proxy Statement”) is being provided in connection with the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Pixelworks, Inc. (“Pixelworks” or the “Company”), an Oregon corporation, or any postponement or adjournment of that meeting. The related proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company. These proxy materials were first sent to shareholders on or about April 12, 2011.

The Annual Meeting will be held at 10:00 a.m. Pacific Daylight Time, on May 17, 2011, at our offices at 224 Airport Parkway, Suite 400, San Jose California 95110, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Record Date

Shareholders of Pixelworks common stock at the close of business on March 18, 2011, the record date established by the Board, will be entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were approximately 62 registered shareholders of record and a substantially greater number of beneficial owners because a significant portion of our outstanding common stock is held in broker “street name.” On the record date there were 13,633,058 shares of common stock outstanding and each share of common stock is entitled to one vote on each matter.

Voting

Shares Registered in Your Name

You may vote shares registered in your name in person at the Annual Meeting, or by proxy by using the enclosed proxy card, over the telephone or on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

2.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

3.	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 16, 2011 to be counted.

4.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 16, 2011 to be counted.

If shares are registered in your name and you execute a proxy but either (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or (ii) sign and return a proxy card without providing specific voting instructions, the shares will be voted:

1.	“FOR” each of the nominees for Director listed in this Proxy Statement; and

2.	“FOR” the ratification of KPMG LLP as Pixelworks’ independent registered public accounting firm for the year ended December 31, 2011.

Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a valid proxy.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent and you do not provide specific voting instructions to your broker, bank or other agent, under the rules of certain securities exchanges, including the NASDAQ Marketplace Rules, the broker, bank or other agent holding those shares may generally vote as the nominee determines in its discretion on behalf of the beneficial owner on routine matters, but cannot vote on non-routine matters (e.g., election of Directors), the latter of which results in “broker non-votes.”

Revocability of Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy sent to our Secretary, care of Pixelworks, Inc., 224 Airport Parkway, Ste. 400, San Jose, CA 95110; or

3.	A later-dated vote by telephone or Internet or a ballot cast in person at the Annual Meeting (simply attending the Meeting will not, by itself, revoke your proxy).

Quorum

A quorum is required for the shareholders to conduct business at the Annual Meeting. The presence, in person or by proxy, of a majority of the total number of outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions, broker non-votes and other proxies received but not marked, if any, will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes.

Votes Required to Adopt Proposals

Each outstanding share of our common stock on the record date is entitled to one vote on each of the seven Director nominees and one vote on each other matter. Our Directors are elected by a plurality of the votes cast by the shares entitled to vote in the matter. Approval of other matters requires that the majority of the votes cast “for” the matter exceed the number of votes cast “against” the matter.

Effect of Abstentions and Broker Non-Votes

Abstentions, broker non-votes and shares not present at the meeting are counted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect on the results of voting. If you are a beneficial holder and do not provide specific voting instructions to your broker, bank or other agent, the organization that holds your shares will not be authorized to vote on the election of Directors.

Expenses and Solicitation

The Company will bear the cost of this solicitation. Our Directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, email, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.

Electronic Delivery of Proxy Materials

Any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it. You may request to receive proxy materials by email by entering the control number provided on your proxy card at www.investordelivery.com or www.proxyvote.com.

Householding of Proxy Materials

We are “householding” our proxy materials pursuant to Securities and Exchange Commission (“SEC”) rules. This procedure allows the Company to reduce its printing costs, mailing costs and fees by delivering one copy of our annual report and proxy statement to multiple shareholders who share the same mailing address, unless the Company received contrary instructions from an affected shareholder.

We will promptly deliver upon written or oral request a separate copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 to any shareholder at a shared address to which a single copy of any of these documents was delivered. To request a separate copy of any of these documents, shareholders may write or call the Company at our principal executive offices:

Pixelworks, Inc.

Attn: Secretary

224 Airport Parkway, Ste. 400

San Jose, CA 95110

(408) 200-9200

Shareholders of record who would like to revoke householding consent and receive a separate copy of proxy materials, and shareholders sharing an address and receiving multiple copies of proxy materials who would like to give householding consent and request delivery of a single copy of these documents, should contact Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11747. Within 30 days of receipt of revocation of a shareholder’s consent, the shareholder will be removed from the householding program. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board currently consists of seven members. Our Second Amended and Restated Bylaws provide that the number of members of the Board shall not be less than three nor more than twelve and that, within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board.

Each of the following members of the Board has been nominated for reelection at the Annual Meeting. Members of the Board are elected to serve one-year terms expiring at the earlier of the next annual meeting, a successor being elected and qualified or such member’s resignation, death or removal. Listed below are the nominees and their current committee assignments:

Name	Age	Committees
Mark A. Christensen	52	Compensation and Corporate Governance and Nominating
Stephen L. Domenik	59	Audit
James R. Fiebiger	69	Audit and Corporate Governance and Nominating (Chair)
C. Scott Gibson	58	Compensation and Corporate Governance and Nominating
Daniel J. Heneghan	55	Audit (Chair)
Richard L. Sanquini*	76	Compensation (Chair)
Bruce A. Walicek	54	None

*	Chairman of the Board of Directors

Biographical information about our nominees for Director and the experience, qualifications, attributes and skills considered by our Corporate Governance and Nominating Committee and Board in determining that the nominee should serve as a Director appears below. For additional information about how we identify and evaluate nominees for Director, see “Qualifications of Directors”.

MARK A. CHRISTENSEN has served as a Director of Pixelworks since May 2005. From 1982 to 2005, Mr. Christensen was employed at Intel Corporation in a variety of engineering, management, director and vice president positions, with his last position being Corporate Vice President and Director of Communications Sectors for Intel Capital. In that position, Mr. Christensen was responsible for managing Intel Capital’s investments in Mobile Devices and Communications Infrastructure. In 2005, Mr. Christensen founded Global Capital Management, LLC, a consulting company for technology startup companies. Within the past five years, Mr. Christensen served on the Board of Directors of International Displayworks (NASDAQ: IDWK). Mr. Christensen’s experience at Intel, along with his current consulting work with technology startup companies, provides him with valuable knowledge of technology companies and of companies with a global presence. His engineering background makes him particularly well suited to understanding Pixelworks technology, and allows him to provide valuable perspective to the Board on new product initiatives. Mr. Christensen is a charter member of Oregon State University’s Academy of Distinguished Engineers and has been awarded their Council of Outstanding Early Career Engineers Award. Mr. Christensen holds a B.S. in Industrial Engineering from Oregon State University and an M.B.A. from the University of Oregon.

STEPHEN L. DOMENIK has served as a Director of Pixelworks since August 2010. Since 1995, he has been a General Partner with Sevin Rosen Funds, a venture capital firm. Mr. Domenik also serves on the Board of Directors of NetLogic Microsystems, Inc. (NASDAQ: NETL), a publicly traded fabless semiconductor company, and sits on the boards of various private companies. During his tenure at Sevin Rosen Funds, Mr. Domenik led numerous investments in private companies and his service on the board of NetLogic provides him with considerable relevant experience in the strategic development of high technology companies such as Pixelworks. He holds a B.S. in Physics and M.S.E.E. from the University of California at Berkeley.

JAMES R. FIEBIGER has served as a Director of Pixelworks since April 2006 and has been a consultant to the semiconductor industry since 2004. Dr. Fiebiger is a veteran of the semiconductor industry and currently serves as a member of the Board of Directors of three other publicly traded companies, including: Mentor Graphics Corporation (NASDAQ: MENT), a leading provider of electronic design automation software solutions for IC and all types of electronic systems design and development; QLogic Corporation (NASDAQ: QLGC), a leading provider of storage and communications equipment; and Power Integrations, Inc. (NASDAQ: POWI), a fabless semiconductor company supplying high-voltage analog integrated circuits used in power conversion. He served as a member of the Board of Directors of Actel Corp (NASDAQ: ACTL), a fabless semiconductor company producing field programmable gate arrays and system-on-chip ICs until November 2010 when the company was sold to Microsemi Corporation (NASDAQ: MSCC), a fabless semiconductor company. From 1999 to 2004, Dr. Fiebiger was Chairman and Chief Executive Officer of Lovoltech, a start-up fabless semiconductor company specializing in low-voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from 1999 until the company was sold to Actel Corporation in 2000. From 1996 to 1999, he held the position of President and Chief Executive Officer with GateField Corporation. From 1993 until 1996, he was Managing Director and Chairman of Thunderbird Technologies Inc., a semiconductor technology licensing company. From 1987 to 1993, he was President and Chief Operating Officer of VLSI Technology, Inc., now part of NXP Semiconductors. Dr. Fiebiger has also held executive positions such as Chief Executive Officer, Senior Corporate Vice President and Vice President with leading semiconductor manufacturers including United Technologies Corporation, Motorola, Inc. and Texas Instruments Incorporated. Dr. Fiebiger has been involved with semiconductor products companies since 1969 and has served on the Board of Directors of a number of public companies since 1994. Dr. Fiebiger’s considerable management experience in the industry includes leading growth initiatives, driving operational efficiencies, fund raising and executing strategic transactions. His experience as a Board member of both hardware and software solutions providers gives him early insight into developments in the semiconductor and electronic systems markets worldwide, and his comprehensive understanding of semiconductor technology provides him with a base of knowledge for assessing our product development efforts. In addition, he has been active in director continuing education programs and is familiar with establishing compensation and governance practices that comply with current laws and regulations. He received a B.S., M.S. and Ph.D. from the University of California at Berkeley.

C. SCOTT GIBSON has served as a Director of Pixelworks since May 2002 and currently serves on public company boards as his full time professional job. In 1983, Mr. Gibson co-founded Sequent Computer Systems Inc., a computer systems company that was acquired by International Business Machines Corporation in 1999. He served as Sequent’s Chief Financial Officer and Senior Vice President, Operations from 1983 to 1984, Executive Vice President and Chief Operations Officer from 1985 to 1988, President from January 1988 to February 1992, and President and Co-Chief Executive Officer from 1990 through February 1992. Prior to co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Since March 1992, Mr. Gibson has been an angel investor and a Director for high technology companies. Mr. Gibson is Chairman of the Board of Radisys Corporation (NASDAQ: RSYS), and serves on the Boards of Northwest Natural Gas Company (NYSE: NWN), TriQuint Semiconductor, Inc. (NASDAQ: TQNT) and as lead director at Verigy Ltd. (NASDAQ: VRGY), a provider of advanced semiconductor test systems and solutions. Within the past five years, Mr. Gibson also served on the Board of Directors of Electroglas, Inc. (NASDAQ: EGLS). Mr. Gibson’s semiconductor expertise and experience in the high-technology industry provide him with a deep understanding of our business. Mr. Gibson’s significant experience as a director of other public companies provides him with a current working knowledge of business and economic trends that affect our industry. Mr. Gibson’s prior experience co-founding and leading Sequent Computer Systems, along with other senior management positions he has held, provide him with insight into a range of issues that face Pixelworks. Through his board experience, Mr. Gibson has worked extensively with compensation consultants, and has gained a thorough knowledge of executive compensation trends and practices. Mr. Gibson serves as Trustee of the Franklin W. Olin College of Engineering, and the Oregon Community Foundation. Mr. Gibson holds a B.S.E.E. and an M.B.A. from the University of Illinois.

DANIEL J. HENEGHAN has served as a Director of Pixelworks since April 2006. Mr. Heneghan currently serves as an advisor to the semiconductor industry. From 1999 to 2005, he served as Vice President and Chief Financial Officer of Intersil Corporation, a world leader in the design and manufacture of high performance analog solutions. From 1980 to 1999, Mr. Heneghan worked in various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets, including the position of Vice President and Controller of Harris Semiconductor Corporation, which he held from 1996 until leaving the company. Since February 2006, Mr. Heneghan has served on the board of directors of NTELOS Holdings Corp. (NASDAQ: NTLS), a provider of wireless and wireline communications services. Since November 2008, Mr. Heneghan has also served on the Board of Directors of Micrel, Inc. (NASDAQ: MCRL), a manufacturer of integrated circuit solutions. Since July 2010, Mr. Heneghan has also served on the Board of Directors for Freescale Semiconductor, Inc., a privately held provider of embedded processing solutions. Mr. Heneghan’s role as an advisor to the semiconductor industry brings the Company access to relationships with key industry participants and a current working knowledge of practices and developments in the industry. Additionally, Mr. Heneghan has experience directly managing companies that are complementary to, and face similar issues to those faced by Pixelworks. His leadership experience extends to financial and information technology oversight of large companies, which makes him particularly well suited to work with the Company on risk management and oversight. Mr. Heneghan’s service on the audit committee of two other publicly traded companies provides him with significant experience with financial and accounting developments. He is a graduate of Quincy University with a B.S. in accounting. Mr. Heneghan also earned an M.B.A. from Western Illinois University.

RICHARD L. SANQUINI has served as a Director of Pixelworks since February 2010. Mr. Sanquini currently serves as a consultant to the semiconductor industry, and serves on the Board of Directors of Synaptics Incorporated (NASDAQ: SYNA), a publicly-held developer and supplier of custom-designed human interface solutions, since 1994. Additionally, he serves as Chairman of SiPort Corporation and on the Board of Directors of two other private companies, LitePoint Corp. and R2 Semiconductor Inc. Mr. Sanquini also served as the former Chairman of the Board of PortalPlayer, Inc., a publicly-held, fabless chip manufacturer from November 2002 until it was acquired by NVIDIA Corporation in 2007, and served on the Board of Directors of ZiLOG, Inc. (NASDAQ: ZILG), a publicly-held fabless semiconductor supplier of microprocessors and microcontrollers until it was acquired by IXYS Corporation in February 2010. Previously and until his retirement, Mr. Sanquini worked for National Semiconductor Corporation for 20 years, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board for two China joint ventures. Prior to this, he served in various executive positions at RCA. Mr. Sanquini’s experience in senior management positions and his experience with intellectual property protection and China operations, provide him with specific knowledge that is valuable to the Board’s understanding of our business. His current service on complementary public company boards allows him to draw on experiences and knowledge from across the industry, and enables him to identify best practices and developments. Mr. Sanquini has served as a chairman and member of the audit and compensation committees, and as a member of the nominations and corporate governance committees, of other public company boards, which supports his knowledge of corporate governance trends and regulatory requirements. Mr. Sanquini holds a B.S. in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin, and has completed the Accounting Essentials Program for Corporate Directors at Columbia University.

BRUCE A. WALICEK has served as a Director of Pixelworks since May 2005 and has served as Chief Executive Officer and President of Pixelworks since January 2008. From 2003 through Mr. Walicek’s election to the Company’s Board in May 2005, Mr. Walicek served as a consultant to Pixelworks. In 2007, Mr. Walicek was an Executive in Residence at Sevin Rosen Funds. From 2003 through 2006, Mr. Walicek was employed by Worldview Technology Partners, a leading venture capital firm focused on building leading U.S. technology companies. From 1996 to 2003, Mr. Walicek was employed by Deutsche Bank. As part of their Global Investment Banking Group, he led their Semiconductor Investment Banking effort and was involved in raising over $3 billion for companies ranging from venture backed startups to large multinational firms. From 1996 to 1999, he was a Senior Equity Research Analyst covering the semiconductor and EDA industries. Before entering the financial services industry in 1996, Mr. Walicek held a number of executive positions over a 16 year career in the semiconductor industry at firms such as Texas Instruments Incorporated, VLSI Technology, Inc. and Cirrus Logic, Inc. Mr. Walicek’s leadership and in-depth knowledge of the operations of the Company contribute to informed decision making at the Board level. In addition, his prior experience as a venture capitalist, investment banker and executive at complementary semiconductor companies provides him with critical analysis and decision making skills, deep relationships within our industry and knowledge of best-practices across the key functions of an organization. Mr. Walicek holds a B.S. in Mathematics from Texas State University and an M.B.A. from Santa Clara University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS

VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has appointed KPMG LLP, independent registered public accounting firm, as the auditors of the Company for the year ending December 31, 2011. The submission of this matter for approval by shareholders is not legally required; however, as a matter of good corporate practice, our shareholders are being asked to ratify this appointment. Before selecting KPMG LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on its prior performance and its reputation for integrity and competence, it is qualified.

In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of KPMG LLP will be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement, but will have the opportunity to make one if they wish.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership as of March 18, 2011 of our common stock by:

(i)	Each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock;

(ii)	Each Director and each Director nominee of the Company;

(iii)	Each Named Executive Officer (as defined below) of the Company; and

(iv)	All executive officers and Directors as a group.

Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of March 18, 2011” include the number of shares subject to stock options and RSUs that become exercisable or vest within 60 days of March 18, 2011 (which are shown in the columns to the right).

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned as of March 18, 2011	Percentage of Common Stock Outstanding	Number of Shares Subject to Options Exercisable as of March 18, 2011 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of March 18, 2011
Renaissance Technologies LLC (2)	1,025,697	7.5%	—	—
800 Third Avenue
New York, NY 10022

Mark A. Christensen	54,265	*	8,570	8,000
Stephen L. Dominek	94,581	*	—	—
James R. Fiebiger	73,570	*	8,570	8,000
C. Scott Gibson	56,109	*	8,570	8,000
Daniel J. Heneghan	39,903	*	8,570	8,000
Richard L. Sanquini	31,125	*	3,125	8,000
Bruce A. Walicek	559,581	4.1%	301,876	—
Steven L. Moore	238,900	1.8%	183,609	—
Tzoyoa (T) Chan	256,497	1.9%	64,166	—
John Y. Lau	238,134	1.7%	206,756	—
Hongmin (Bob) Zhang	331,041	2.4%	277,692	—
Directors and executive officers as a group (13 persons)	2,250,013	16.5%	1,262,753	40,000

*	Less than 1%.
(1)	This table is based upon information supplied to us by Directors, executive officers and principal shareholders and a Schedule 13G filed with the SEC. Unless otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole investment and voting power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed above is c/o Pixelworks, Inc., 224 Airport Parkway, Ste. 400, San Jose, California 95110.
(2)	Renaissance Technologies LLC, jointly with James H. Simons, filed a Schedule 13G/A on February 11, 2011. Mr. Simons reported beneficial ownership with respect to the 1,025,697 shares beneficially owned by Renaissance Technologies LLC due to his position as a control person of Renaissance Technologies LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of Forms 3 and 4, and any amendments thereto, furnished to the Company and written representations that no Form 5 were required, we believe that during 2010, all filing requirements applicable to our executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were met in a timely manner, other than a Form 4 that was filed by Mr. Hongmin (Bob) Zhang on February 22, 2010 for the purchase of shares of our common stock on February 16 and 17, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, we have not entered into transactions with related persons. During the year ended December 31, 2010, there were no relationships or transactions involving any of our Directors or executive officers for which disclosure is required under the rules of the SEC.

In accordance with the charter of the Audit Committee of the Board, the Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest. The Company will not enter into any related party transactions without prior Audit Committee approval or ratification. Related party transactions are those that are required to be disclosed under applicable SEC rules. Currently, this review and approval requirement applies to any transaction in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our Directors or executive officers, (b) any nominee for election as a Director, (c) any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).

In the event that management becomes aware of any related person transaction, management will present information regarding the proposed transaction to the Audit Committee for review. In its review, the Audit Committee will take into account any information regarding the transaction or related person that would be material to investors in light of the particular circumstances, which information may include the following:

•	The related person’s interest in the transaction;

•	The impact on a Director’s independence;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction;

•	Whether the transaction was undertaken in the ordinary course of business;

•	Whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party;

•	The availability of other sources for comparable products or services; and

•	The purpose, and potential benefits to the Company, of the transaction.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Responsibilities

The Board is governed by our Corporate Governance Guidelines, which can be found on our website at www.pixelworks.com. The Board’s primary responsibilities include:

•	Understanding the factors that determine the Company’s success and the risks and problems that affect it;

•	Understanding, reviewing, approving and overseeing fundamental business strategies, financial strategies and major corporate actions;

•	Nominating Directors, reviewing the structure and operation of the Board and overseeing effective corporate governance;

•	Establishing a corporate environment that promotes timely and effective disclosure, financial accountability, high ethical standards and compliance with all applicable laws and regulations;

•	Understanding the results of operations and financial condition of the Company;

•	Evaluating the performance of the Company’s senior executives and taking action where appropriate;

•	Approving the compensation of the Company’s senior executives and overseeing succession planning for these executives; and

•	Providing advice and assistance to the Company’s senior executives.

Board Structure

Our Board currently consists of seven Directors. The Board believes that there should be a majority of independent Directors on the Board. The current Board members include six independent Directors and one member of our senior management.

Board Leadership Structure

Both independent and management Directors, including the Chief Executive Officer (“CEO”), are eligible for appointment as Chairman of the Board. Currently, the functions of Chairman of the Board and CEO are separated. Among the duties of the Chairman is the management of the Board, including prioritizing current matters in front of the Board and setting the agenda for meetings with the input of management. Mr. Sanquini has served as Chairman of the Board since July 2010. The CEO manages the Company and is accountable for corporate performance. Mr. Walicek has served as CEO and President of Pixelworks since January 2008 and has served on the Board since May 2005.

Director Independence

The Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in applicable NASDAQ and SEC rules. In the beginning of 2011, the Board conducted a review of Director independence. As a result of this review (including a review of all relevant transactions, if any, or relationships between each Director or any of his or her family members and the Company, any member of our senior management or our independent registered public accounting firm), the Board affirmatively determined all of our Directors, except Bruce Walicek, our CEO, are independent as defined by the applicable rules of the SEC and NASDAQ and have no relationship with the Company, except as a Director and shareholder. The independent Directors, namely Mark Christensen, Stephen Domenik, James Fiebiger, C. Scott Gibson, Daniel Heneghan and Richard Sanquini, constitute a majority of the members of the Board.

As required under applicable NASDAQ listing standards, in the 2010 fiscal year, our independent Directors met four times in regularly scheduled executive sessions at which only independent Directors were present.

Board Oversight of Risk

Management continually monitors the material risks facing the Company, including financial, strategic, operational, and legal and compliance risks. An overall review of risk is inherent in the Board’s ongoing consideration of the Company’s long-term strategies, transactions and other matters presented to and discussed by the Board. Additionally, the Board formally reviews the Company’s risk management at least annually, after receiving a report from the CEO and Chief Financial Officer (“CFO”). This annual review includes a discussion of the likelihood and potential magnitude of various risks, as well as any actions management has taken to limit, monitor or control the risks. The CEO and CFO also report to the Board, in a timely manner, events that arise that present material risks to the Company or that materially and adversely change previously identified risks. Additionally, although the full Board has responsibility for overall risk oversight, the Audit Committee annually reviews the Company’s investment policy, corporate information technology policy and risks related to currency fluctuations, and the Compensation Committee of the Board (the “Compensation Committee”) seeks to avoid creating incentives for employees to take excessive or inappropriate risks when establishing and administering compensation programs. In performing these functions, these committees assess the appropriateness of the Company’s policies relevant to these risks and consider changes to such policies as appropriate.

Board and Committee Meetings

Our Board holds regularly scheduled quarterly meetings and also holds special meetings and acts by written consent from time to time, as appropriate. At each quarterly Board meeting, time is set aside for the independent Directors to meet without management present. Our Board met six times during 2010.

We have adopted a policy that requires a majority of Directors to attend annual meetings either in person or via telephone conference. Each of our Directors attended the 2010 annual meeting, and each incumbent Director attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year.

Standing Committees of the Board

The Board has adopted written charters for each of its three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee (the “Corporate Governance and Nominating Committee”). The charters for all three committees are available on our website at www.pixelworks.com.

The Board has determined that all members of all committees are independent Directors as defined by the applicable rules of the SEC and NASDAQ and that all members satisfy the relevant SEC requirements for members of such committees.

Audit Committee

The Audit Committee provides objective oversight of corporate accounting, financial reporting practices and financial statement audits of the Company and has the responsibility to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm and is directly responsible for the oversight of the work of such independent registered public accounting firm. The Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the accounting and financial controls of the Company.

The members of the Audit Committee are Directors Daniel Heneghan, who chairs the committee, Stephen Domenik and James Fiebiger. After reviewing the qualifications of the members of the Audit Committee, the Board has determined that each member meets the financial experience requirements under the rules of the SEC and NASDAQ. In addition, the Board has determined that Daniel Heneghan qualifies as an audit committee financial expert as defined by the SEC rules.

Mr. Heneghan qualifies as an audit committee financial expert by virtue of his service as chair of our audit committee since 2006, the audit committee of NTELOS Holdings Corp. (NASDAQ: NTLS) since 2006 and the Micrel, Inc. (NASDAQ: MCRL) audit committee since 2008. Mr. Heneghan is also qualified by virtue of his professional experience which includes service as the Chief Financial Officer of Intersil Corporation from 1999 until 2005 and various financial management positions at Harris Corporation from 1980 to 1999, including as Vice President and Controller, Division Controller of the semiconductor business, Director of Planning and Director of Finance. Additionally, Mr. Heneghan holds a B.S. in accounting from Quincy University and an M.B.A. from Western Illinois University. Mr. Heneghan serves as an advisor to the semiconductor industry as his full time professional job.

The Audit Committee met six times in 2010.

Compensation Committee

The Compensation Committee assists the Board in fulfilling its responsibilities with respect to compensation of the Company’s Directors, executive officers and employees and oversight and administration of the Company’s incentive and stock-based compensation plans. The Compensation Committee’s other responsibilities include evaluating candidates for executive positions, maintaining a CEO succession plan and preparing the annual proxy statement.

The members of the Compensation Committee are Directors Richard Sanquini, who chairs the committee, Mark Christensen and C. Scott Gibson. The Compensation Committee met six times in 2010.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board, recommends the slate of Directors to be nominated by the Board at the annual meeting of shareholders and recommends any Director to fill a vacancy on the Board. The Corporate Governance and Nominating Committee is also responsible for developing and recommending to the Board a set of applicable corporate governance guidelines and principles, developing policies and procedures relating to the process for identification and evaluation of Director candidates and minimum qualifications for Directors, and overseeing an evaluation of the Board and recommending Directors to be appointed to committees of the Board (other than to the Corporate Governance and Nominating Committee itself).

The Corporate Governance and Nominating Committee will consider recommendations for nominees for Director submitted by shareholders. The Company’s Second Amended and Restated Bylaws set forth procedures that must be followed by shareholders seeking to make nominations for Directors. The Corporate Governance and Nominating Committee considers candidates recommended by shareholders in the same manner in which the Corporate Governance and Nominating Committee evaluates candidates recommended by other sources, including the Board and individual Directors.

The members of the Corporate Governance and Nominating Committee are Directors James Fiebiger, who chairs the committee, Mark Christensen and C. Scott Gibson. The Corporate Governance and Nominating Committee met two times in 2010.

Compensation Committee Interlocks and Insider Participation

No Director who served on the Compensation Committee during 2010 is, or has been, an officer or employee of the Company, nor has any Director had any relationships requiring disclosure under the SEC rules regarding disclosure of certain relationships and related-party transactions.

None of the Company’s executive officers serve on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Board or Compensation Committee.

Qualifications of Directors

The Corporate Governance and Nominating Committee conducts appropriate inquiries into the backgrounds and qualifications of proposed Director nominees. At a minimum, candidates must possess experience with businesses or organizations of comparable or greater size than the Company. If a candidate’s experience and qualifications are desirable, reference checks are performed before the Corporate Governance and Nominating Committee recommends the candidate for nomination to the Board.

Factors considered in the selection of Director nominees include the following:

•	Independence from management;

•	Relevant business experience;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses;

•	Potential conflicts of interest with other pursuits;

•	Legal considerations such as antitrust issues and involvement by the candidate in specific legal proceedings during the past ten years;

•	Corporate governance background, including directorships held with public companies or investment companies registered under the Investment Company Act of 1940 at any time during the past five years;

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

•	The size and composition of the existing Board.

The Company is committed to nondiscrimination on the basis of age, gender, ethnic background, religious affiliation or other personal characteristics unrelated to the Company’s purpose and mission. The Board does not have a policy with regard to the consideration of diversity in identifying Director nominees. However, the Board values diversity and considers qualifications and skills that are complementary to those of existing Board members to be highly desirable.

Director Compensation

Cash Compensation

Effective April 1, 2009, non-employee Directors’ cash compensation was reduced by 10% as part of a Company-wide cost cutting effort in response to global economic weakness and was reinstated, effective January 1, 2010, to the levels in effect during the first quarter of 2009 due to significant improvements in the Company’s revenue and forecasted outlook. These changes were recommended by the Compensation Committee and approved by the Board.

Non-employee Directors, except for Mr. Alley, who resigned from the Board on July 29, 2010 received cash compensation as follows during 2010:

•	$6,750 per quarter for service on the Board; with the exception of the Chairman of the Board, who received $15,500 per quarter of service;

•	$2,000 per quarter for service on the Audit Committee, with the exception of the Chairman of the Audit Committee, who received $4,000 per quarter of service;

•	$1,250 per quarter for service on the Compensation Committee, with the exception of the Chairman of the Compensation Committee, who received $2,500 per quarter of service; and

•

$750 per quarter for service on the Corporate Governance and Nominating Committee, with the exception of the Chairman of the Corporate Governance and Nominating Committee, who received $1,500 per quarter of service.

Alley Compensation

Following Mr. Alley’s resignation as President and CEO of the Company effective December 31, 2006, the Company and Mr. Alley entered into a Chair and Board Service Agreement pursuant to which Mr. Alley served as Chairman of the Board contingent upon his continued status as a member of the Board. For his services, Mr. Alley received an annual fee of $75,000 (or such higher amount as may be approved by the Board) and was entitled to equity compensation consistent with policies applicable to members of the Board. Mr. Alley resigned from the Board on July 29, 2010 and the Board approved immediate vesting of Mr. Alley’s outstanding equity awards and cash payment of $75,000 for the Board compensation Mr. Alley would have otherwise received for serving on the Board through the date of the 2011 Annual Meeting of Shareholders. Mr. Alley also received $102,000 for remaining unpaid severance under the CEO Transition Agreement dated and effective December 12, 2006. Amounts paid under the CEO Transition Agreement do not relate to Mr. Alley’s Board service.

Equity Compensation

During 2010, any newly elected or appointed members of our Board who were not officers or employees of the Company or any of its subsidiaries (“non-employee Board Members”) received an initial option award to purchase 10,000 shares of the Company’s common stock upon election or appointment to the Board. The option has an exercise price equal to the closing price of the common stock on the grant date, and a maximum term of six years. The award vests with respect to 25% of the shares on the first anniversary of the grant date, and ratably on a monthly basis thereafter for the next three years.

Non-employee Board members who continued to serve on the Board after the 2010 Annual Meeting of Shareholders received an award of 8,000 restricted stock units (“RSUs”) upon re-election to the Board at the 2010 Annual Meeting of Shareholders. These RSUs are scheduled to vest on the first to occur of (1) the day before the next annual meeting of the Company’s shareholders that follows the grant date, or (2) the first anniversary of the grant date and are payable in shares of the Company’s common stock.

Each of the awards discussed above is granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).

Director Stock Ownership Requirement

Board membership includes a requirement that within two years of the date of joining the Board, members shall own at minimum the lower value of 10,000 shares or $15,000 dollars worth of common stock, to be held during tenure on the Board.

Director Compensation Table — 2010

The following table reflects our non-employee Directors’ compensation for 2010. The compensation paid to Mr. Walicek, who is also employed by us, is presented below in the “Summary Compensation Table” and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as Directors, and therefore Mr. Walicek is excluded from the table below.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Option Awards (2)		Total
Allen H. Alley (3)	$112,500	$40,738	(4)	$2,156	(4)	$155,394
Mark A. Christensen (5)	44,750	34,080		—		78,830
Stephen L. Dominek (6)	15,500	—		21,328		36,828
James R. Fiebiger (5)	38,750	34,080		—		72,830
C. Scott Gibson (5)	41,000	34,080		—		75,080
Daniel J. Heneghan (5)	46,750	34,080		—		80,830
Richard L. Sanquini (7)	47,000	34,080		21,589		102,669

(1)	This column represents the aggregate grant date fair value of stock awards granted to our non-employee Directors during 2010 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation”. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Each of our non-employee Directors re-elected at the 2010 Annual Meeting of Shareholders received a restricted stock unit award covering 8,000 shares of our common stock on May 18, 2010, the date of their re-election to the Board. The grant date fair value of each restricted stock unit award was $34,080.

(2)	This column represents the aggregate grant date fair value of stock option awards granted to our non-employee Directors during 2010. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. During 2010, Mr. Sanquini and Mr. Domenik were appointed to the Board and each received an option award of 10,000 shares.

(3)	Mr. Alley resigned from the Board on July 29, 2010 and received compensation for his Board service during the first and second quarters of 2010, as well as the Board compensation Mr. Alley would have otherwise received for serving on the Board through the date of the 2011 annual meeting of shareholders.

(4)	Mr. Alley’s reported compensation includes $6,658 and $2,156 for stock awards and option awards, respectively, which represents the incremental value as a result of the modification of Mr. Alley’s options and RSUs, as discussed above under “Alley Compensation”. Mr. Alley had no options or restricted stock awards outstanding at December 31, 2010.

(5)	Mr. Christensen, Dr. Fiebiger, Mr. Gibson and Mr. Heneghan each had 12,666 options and 8,000 restricted stock units outstanding as of December 31, 2010.

(6)	Mr. Domenik had 10,000 options outstanding as of December 31, 2010.

(7)	Mr. Sanquini had 10,000 options and 8,000 restricted stock units outstanding as of December 31, 2010.

Communications with the Board

Shareholders or other interested parties can contact any Director or committee of the Board by writing to them at:

Pixelworks Board of Directors

224 Airport Parkway, Ste. 400

San Jose, CA 95110

Board members may also be contacted via email at bod@pixelworks.com.

Communication received will be distributed to the full Board at the next regularly scheduled Board meeting, or sooner, if deemed necessary. Communication that is unduly hostile, threatening, illegal or similarly inappropriate will be discarded and appropriate legal action may be taken.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and all other executive officers of the Company. The Code of Business Conduct and Ethics is available on our website at www.pixelworks.com. The Company intends to disclose any changes in or waivers from its Code of Business Conduct and Ethics by posting such information on its website at www.pixelworks.com or by filing a Current Report on Form 8-K.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth, as of March 18, 2011, information about the executive officers of the Company.

Name	Age	Position
Bruce A. Walicek	54	President and Chief Executive Officer
Steven L. Moore	56	Vice President, Chief Financial Officer, Secretary and Treasurer
Reuben A. Aspacio	50	Senior Vice President, Operations
Anthony G. Bozzini	57	Executive Vice President, Sales and Marketing
Tzoyao (T) Chan	58	Senior Vice President, Engineering
John Y. Lau	55	Senior Vice President, China General Manager
Graham D. Loveridge	44	Senior Vice President, Strategic Marketing and Business Development
Hongmin (Bob) Zhang	51	Senior Vice President, Technology and Chief Technology Officer

The information provided below is biographical information about each of our executive officers as of March 18, 2011.

BRUCE A. WALICEK — Information concerning Mr. Walicek is set forth under “Proposal No. 1: Election of Directors.”

STEVEN L. MOORE joined Pixelworks in July 2007 as Vice President, Chief Financial Officer, Secretary and Treasurer. Prior to joining Pixelworks, Mr. Moore served as Vice President of Finance and Chief Financial Officer at Adept Technology, Inc., a publicly traded industrial robotics company, from June 2006 to July 2007. From June 2003 to June 2006, he held the position of Chief Financial Officer at SCM Microsystems, Inc., a publicly traded security/access control products company. From March 2000 to September 2002, Mr. Moore was Vice President of Finance at Virata Corporation, a publicly-traded semiconductor company. Prior to his service at Virata, Mr. Moore was Vice President and Chief Financial Officer at Health Systems Design Corporation, a publicly traded managed care information systems software company. Mr. Moore holds a B.A. in Economics from the University of Colorado.

REUBEN A. ASPACIO joined Pixelworks in February 2009 as Vice President, Operations and was promoted to Senior Vice President, Operations in February 2011. Prior to joining Pixelworks, Mr. Aspacio was the Vice President of Operations at Legend Silicon Corporation, a fabless semiconductor company, from February 2007 to January 2009. From 2000 to 2007, Mr. Aspacio was the Director of Operations at Ikanos Communications, Inc., a fabless communication chip set company. From November 1998 to 2000, Mr. Aspacio held the position of Senior Engineering Manager with ATI Research Silicon Valley, Inc., a manufacturer of 3D graphics and digital media silicon solutions. Mr. Aspacio served as a Senior Member of the Technical Staff at Chromatic Research, Inc., prior to their acquisition by ATI Research Valley, Inc., in November 1998. From 1987 to 1998, Mr. Aspacio held a variety of engineering positions at Advanced Micro Devices, Inc. Mr. Aspacio holds a B.S. and M.S. in Electrical Engineering from San Jose State University.

ANTHONY G. BOZZINI joined Pixelworks in June 2008 as Vice President, Worldwide Sales. Mr. Bozzini was promoted to Executive Vice President, Sales and Marketing in February 2009. Prior to joining Pixelworks, Mr. Bozzini was the Vice President of Worldwide Sales for GCT Semiconductor, Inc., from January 2008 to June 2008. From May 2003 to January 2008, he held the position of Vice President of Sales and Marketing at FyreStorm, Inc., a privately held venture-backed start up. From November 2001 to February 2003, Mr. Bozzini was Co-Founder, Chairman and CEO of I-Control Security, Inc., a privately held venture-backed start up. From May 2000 to February 2001, Mr. Bozzini was the Co-Founder and Vice President of Sales and Marketing of DotRocket, Inc., a privately held venture-backed start up. From January 1998 to May 2000, Mr. Bozzini served as the Vice President of Sales for Veridicom International; a privately held venture-backed start up. From July 1993 to November 1997, Mr. Bozzini held various sales management positions at Cirrus Logic, Inc., his last being Vice President of Corporate Sales. Mr. Bozzini holds a B.S. in Economics from Santa Clara University.

TZOYAO (T) CHAN joined Pixelworks in January 2009 as Senior Vice President, Engineering. Prior to joining Pixelworks, Mr. Chan most recently served as the General Manager and Senior Vice President of C2 Microsystems, Inc., and as the Senior Vice President of Engineering at Tzero Technologies, Inc. From 1999 to 2006, Mr. Chan held the position of Vice President and then Senior Vice President of Engineering with Genesis Microchip, Inc., a provider of solutions for LCD monitor, device interconnect, image enhancement and analog and digital TV systems. From 1997 to 1999 Mr. Chan was the Vice President of Engineering at Paradise Electronics, Inc., which merged with Genesis Microchip, Inc., in 1999. From 1993 to 1997, Mr. Chan held the position of Engineering Director, Multi-Media Products at Cirrus Logic, Inc. Prior to his service at Cirrus Logic, Mr. Chan held various design management positions at S3 Inc., Chips and Technologies, Inc., LSI Logic Corporation, Intel Corporation and Bell Labs Inc. Mr. Chan has registered 11 U.S. patents in the areas of computer architecture, mixed-signal design and MPEG technologies. Mr. Chan holds a B.S. degree from National Taiwan University, an M.S. degree from State University of New York at Stony Brook, and a Ph.D from the University of Arizona.

JOHN Y. LAU joined Pixelworks in January 1999 as Foundry Manager. Mr. Lau was promoted to Vice President, Operations in January 2001 and during 2006 became Vice President, China Site Management and Manufacturing and was promoted to Senior Vice President, China General Manager in March 2010. From 1991 to 1999, Mr. Lau held various management positions in process and product engineering at Matsushita Semiconductor of America with his last position being Wafer Fab Production Manager. From 1989 to 1991, Mr. Lau held the position of Engineering Manager for the BICMOS product line at National Semiconductor Corporation. From 1979 to 1989, Mr. Lau held various engineering and engineering management positions in memory and bipolar products at Texas Instruments Incorporated. Mr. Lau holds a B.S. in Electrical Engineering from the University of Arkansas and an M.S. in Electrical Engineering from Texas Technical University.

GRAHAM D. LOVERIDGE joined Pixelworks in February 2011 as Senior Vice President, Strategic Marketing and Business Development. Prior to joining Pixelworks, Mr. Loveridge served as Vice President of Marketing at Analogix Semiconductor, Inc., a provider of high-performance mixed-signal semiconductors, where he was responsible for all marketing activities in their IP core, mixed signal devices and SerDes product lines. From 2008 to 2009 he served as the Director of the TV and Video Business Unit at STMicroelectronics N.V., a provider of semiconductor ICs and discrete devices, where he was responsible for high performance digital TV SoCs and image enhancement devices. Prior to his tenure at STMicroelectronics N.V., Mr. Loveridge served 15 years at Genesis Microchip, Inc., a provider of solutions for LCD monitor, device interconnect, image enhancement and analog and digital TV systems which was acquired by STMicroelectronics N.V. in 2008. During this time Mr. Loveridge held various positions, including VP of Video Marketing, Director of Marketing and Director of Customer and Product Support. Prior to his role at Genesis Microchip, Inc., Mr. Loveridge held various engineering roles at GEC – Marconi Inflight Systems and British Gas. Mr. Loveridge holds a Bachelor of Engineering from the University of Teesside in the United Kingdom.

HONGMIN (BOB) ZHANG joined Pixelworks in January 2002 as Vice President, Technology after Pixelworks’ acquisition of nDSP Corporation. In February 2007, Dr. Zhang also became our Chief Technology Officer. Dr. Zhang was promoted to Senior Vice President, Technology and Chief Technology Officer in January 2010. From 1998 to 2001, Dr. Zhang held the position of Chief Technical Officer of nDSP, which he co-founded in 1997. From 1993 to 1997, Dr. Zhang served as President of Aptronix Inc., a pioneer in fuzzy logic, and, from 1989 to 1993, he served as Chief Technical Officer. From 1988 to 1989, Dr. Zhang held the position of Vice President of Research and Development at Apt Instruments, Ltd., which was renamed Aptronix Inc. From 1986 to 1988, Dr. Zhang held the position of Chief Scientist at Machine Intelligence Corp. in Beijing and served as an Editorial Board Member of the Journal of Fuzzy Systems and Mathematics. From 1985 to 1986, Dr. Zhang held the position of Research Scientist at the Air Force Institute of Engineering in Xian. Dr. Zhang has registered 12 international patents on fuzzy logic and expert systems technologies and holds a Ph.D. in Mathematics from Beijing Normal University, China.

Compensation Committee Report

The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be furnished in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted,

Richard Sanquini, Chairman

Mark Christensen

C. Scott Gibson

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to the following employees:

•	All individuals who served as the Company’s CEO at any time during 2010;

•	All individuals who served as the Company’s CFO at any time during 2010; and

•	The Company’s three other most highly compensated executive officers.

These individuals are listed in the “Summary Compensation Table” below and referred to in this Proxy Statement as the “Named Executive Officers” or the “Executives.”

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation programs. Annually, the Compensation Committee evaluates the performance of our CEO and determines compensation in light of goals and objectives of the compensation program for that year. As part of that responsibility, the Compensation Committee determines all compensation for the Company’s Named Executive Officers. For Executives other than the CEO, the Compensation Committee considers the recommendation of the CEO in making its compensation determinations.

From time to time, the Compensation Committee retains the services of independent compensation consultants to review a wide variety of factors relevant to CEO and Executive compensation, trends in CEO and Executive compensation, and the identification of relevant companies. The Compensation Committee makes all determinations regarding the engagement, fees, services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee. During 2010, executive compensation consulting was provided by Meyercord & Associates (the “Compensation Consultant”) who did not provide any other services to the Company.

Executive Compensation Program Objectives and Philosophy

The objectives of the Company’s executive compensation program are as follows:

1.	Attract and motivate the best executives to the Company;

2.	Reflect our pay for performance philosophy; and

3.	Reward them for their contributions to the Company’s strategic and financial success and for creating shareholder value; and

4.	Recognize fiscal responsibility and corporate stewardship.

The Compensation Committee’s executive compensation decisions are based on the following core principles:

1.	Link pay to performance. The components of our executive compensation package are linked to individual contribution as well as corporate results. Long-term incentive awards, granted in the form of stock options or restricted stock awards, are designed to reward executive officers for the creation of long-term shareholder value.

2.	Provide competitive compensation. Our compensation programs are designed to be competitive within the various markets in which we compete for executive talent.

3.	Establish levels of compensation that are appropriate for the size and financial condition of the Company.

Data Considered in Determining Executive Compensation

In establishing executive compensation, the Compensation Committee does not engage in formal benchmarking activities, but does review the compensation practices of other companies as background information for its compensation decisions. Data provided by the Compensation Consultant is focused on companies in the semiconductor industry and companies with similar total revenue as Pixelworks. Although, we target our total direct compensation (as defined below) levels at the midpoint of comparable companies, it is only one of many other factors, including the qualitative factors described below, that are evaluated by the Compensation Committee, and no specific weightings are attached to any of these factors and the emphasis placed on each factor may differ from individual to individual. During 2010, we considered data from the following peer group companies (the “Peer Group”):

Actel Corp	Echelon Corp	Ramtron International Corporation

Advanced Analogic Technologies Incorporated	Exar Corporation	Supertex, Inc.

Anadigics, Inc.	MIPS Technologies, Inc.	Transwitch Corporation

Applied Micro Circuits Corporation	Monolithic Power Systems, Inc.	Trident Microsystems, Inc.

AXT, Inc.	Pericom Semiconductor Corporation	Virage Logic Corporation

Cirrus Logic, Inc.	PLX Technology, Inc.	Volterra Semiconductor Corporation

Elements of Our Executive Compensation Program

Our executive compensation program consists of fixed and variable cash compensation and equity-based compensation (together with cash compensation, “total direct compensation”), as well as severance and change in control benefits and expatriate benefits for Mr. Lau. When setting executive compensation, the Compensation Committee does not target a specific mix of fixed and variable compensation; however, the Compensation Committee does believe that variable cash compensation and equity-based compensation should constitute a significant portion of total compensation and that compensation should vary based on performance.

Additionally, the Compensation Committee does not target a specific mix of short-term variable compensation and long-term variable compensation. Typically, cash incentives are awarded after consideration of the accomplishment of financial, product and market development goals, and long-term incentives are aimed at aligning the interests of Executives with those of shareholders by focusing on long-term growth and stock performance. The Compensation Committee views all of these objectives as critical.

The following narrative describes each component of our executive compensation program, explains why each is included in the program and provides details of certain specific compensation arrangements for the Named Executive Officers for 2010.

Base Salaries

The Compensation Committee believes that it is appropriate for Executives to receive a competitive level of guaranteed compensation in the form of a base salary. Base salaries provide a stable source of fixed income for the Executives and help promote retention.

With the exception of Mr. Walicek’s Employment Agreement, none of our Executives have employment agreements or other contractual rights to receive fixed base salaries. Instead, base salaries for the Executives are determined by the Compensation Committee based on its annual review. When determining the appropriate base salary for each Executive, the Compensation Committee considers a variety of factors, such as the Executive’s experience, job responsibilities and performance, the base salaries paid for similar positions, with respect to both our Peer group and the Compensation Committee’s general knowledge of the industry, the Company’s financial performance and position, and recommendations from the CEO (as to Executives other than himself). No specific performance goals or weightings are attached to any of these factors in establishing base salaries, and the emphasis placed on each factor may differ from individual to individual.

Effective April 1, 2009, the Compensation Committee approved an amended and restated employment agreement with Mr. Walicek, which included a reduction in his salary of 15%. Additionally, effective April 1, 2009, the Compensation Committee reduced Mr. Moore’s salary by 15% and implemented a 10% salary reduction for all other Named Executive Officers. These reductions were made to reduce costs in response to the global economic recession which significantly decreased the Company’s revenue and forecasted outlook during the first half of 2009. In December 2009, the Compensation Committee approved the reinstatement of the Executives’ salaries to their prior levels, effective January 1, 2010, based on significant improvements in the Company’s revenue and forecasted outlook.

During 2010, salaries of all Named Executive Officers were maintained at the rates in effect at January 1, 2010. The decision to hold salaries constant during 2010 was due to the Company’s financial position and results of operations during 2009, particularly in light of the challenging economic environment. The base salary earned by each Executive during 2010 is reported in the “Summary Compensation Table” below.

Annual Cash Incentives

The Named Executive Officers are generally eligible to receive cash bonuses each year as determined by the Compensation Committee. In accordance with our compensation program, objectives related to rewarding Executives for their contributions to the Company’s strategic and financial success, the Compensation Committee’s intent is to set challenging yet attainable financial and operational goals for the Executives to work toward in the coming year.

On December 29, 2009, the Compensation Committee approved the form of the Company’s Senior Management Bonus Plan (the “Plan”). Under the Plan, annual bonuses for Named Executive Officers are based on the attainment of specific goals related to the following performance measures:

•	Revenue;

•	Non-GAAP earnings(1) before interest, taxes, depreciation and amortization (“EBITDA”); and

•	Achievement of specified operational objectives.

(1) Our Non-GAAP earnings differ from our GAAP earnings due to the exclusion of gains on the repurchase of long-term debt, gain on sale of marketable securities, restructuring charges, acquisition-related items, stock-based compensation expense, and additional amortization of a non-cancelable prepaid royalty.

Additionally the Plan provides that no bonus will be paid under the Plan unless minimum threshold targets for the revenue and EBITDA performance measures are achieved.

On December 29, 2009, the Compensation Committee also approved the following specific target bonus levels, operational performance measures, performance measure weightings and target achievement levels applicable to the Executives during 2010.

Target Bonus Levels

The 2010 target bonus for Mr. Walicek was equal to 100% of his annual base salary and the 2010 target bonus for the other Executives was equal to 50% of their annual base salaries. Target bonus rates were unchanged from their levels in 2009.

Operational Performance Measures

The Compensation Committee approved five operational objectives related to sales and marketing goals, including achievement of qualifying design wins and development of new product specifications within certain predetermined deadlines. The Compensation Committee also approved eight engineering and operations objectives, including achievement of engineering and production milestones related to new product development within certain predetermined deadlines. These objectives were selected as they represent challenging but attainable goals that, if achieved, would contribute to the Company’s future success and financial performance. Our operational performance measures relate to detailed aspects of the Company’s internal operations and strategy and are not publicly disclosed as this would result in competitive harm to the Company.

Performance Measure Weightings

Each performance measure was assigned a weight that represented the maximum percentage of the Executive’s target bonus that could be earned for that performance measure upon 100% achievement of the performance measure. The following table presents the weightings assigned to each performance measure for our Named Executive Officers:

Performance Measure	Weight
	Mr. Walicek	Mr. Moore	Mr. Chan	Mr. Lau	Mr. Zhang
Revenue	25%	25%	20%	20%	20%
EBITDA	25	25	20	20	20
Operational objectives:
Sales and marketing	25	25	—	—	20
Engineering and operations	25	25	60	60	40

Total weight	100%	100%	100%	100%	100%

For Mr. Walicek and Mr. Moore, the weights are equally assigned to each of the performance measures to align their incentives with the Company’s overall financial and operational performance. The weights assigned to each of the performance measures for the other Executives are intended to provide them with incentives for contributing to the Company’s overall achievements in revenue and EBITDA as well as for contributing to operational objectives within their area of functional responsibility.

Target Achievement Levels

Achievement of the financial performance measures was calculated based on achievement of the following levels of actual revenue and EBITDA during 2010:

Performance Measure	Range	Achievement

Revenue	less than $73.0 million	0%
	$73.0 - $74.0 million	25%	(1)
	$74.0 - $75.0 million	50%	(2)
	$75.0 - $76.0 million	75%	(3)
	greater than $76.0 million	100%

EBITDA	less than $5.0 million	0%
	$5.0 - $5.5 million	25%	(4)
	$5.5 - $6.0 million	50%	(5)
	$6.0 - $6.5 million	75%	(6)
	greater than $6.5 million	100%

(1):	recognized pro-rata from 25% at $73.0 million to 50% at $74.0 million

(2):	recognized pro-rata from 50% at $74.0 million to 75% at $75.0 million

(3):	recognized pro-rata from 75% at $75.0 million to 100% at $76.0 million

(4):	recognized pro-rata from 25% at $5.0 million to 50% at $5.5 million

(5):	recognized pro-rata from 50% at $5.5 million to 75% at $6.0 million

(6):	recognized pro-rata from 75% at $6.0 million to 100% at $6.5 million

During 2010, the minimum threshold targets of $73.0 million and $5.0 million for revenue and EBITDA, respectively, were not achieved and thus no bonus amounts were awarded under the Plan. Since the minimum threshold targets for revenue and EBITDA were not achieved, the Company’s performance with respect to the 2010 operational objectives was not evaluated by the Committee.

Long-Term Equity Awards

The Compensation Committee believes that the Executives’ long-term compensation should be directly linked to the value provided to shareholders. In 2010, the Executives’ long-term compensation was awarded in the form of stock options. The Compensation Committee believes that stock option awards provide significant motivation for the Executives to maximize shareholder value because stock options are granted with exercise prices equal to the current market price of the Company’s common stock and will only have value if our stock price increases over the exercise price. Additionally, stock options generally vest over a three- or four-year period after the grant date and thus encourage long-term perspective and retention.

The Compensation Committee determines the size and frequency of each Executive’s equity awards annually by assessing the relative position and responsibilities of each Executive, individual performance of each Executive, anticipated contributions of each Executive to the Company, and previous equity-based awards granted to such Executive, and awards given to similar positions within the Peer Group (with no specific performance goals or weightings assigned to the foregoing factors). In general, Executives receive an initial grant of equity on their date of hire. The Compensation Committee may grant additional equity awards to recognize increased responsibilities or special contributions, to retain executives or to recognize other special circumstances.

On February 10, 2010, the Compensation Committee met and awarded Executives equity compensation as follows:

Mr. Walicek was granted an option to purchase 100,000 shares of Pixelworks common stock; Mr. Moore, Mr. Chan and Mr. Zhang were each granted an option to purchase 60,000 shares of Pixelworks common stock; and Mr. Lau was granted an option to purchase 45,000 shares of Pixelworks common stock. The options were granted with an exercise price of $3.13, the closing price of Pixelworks common stock on February 10, 2010.

The 2010 stock awards described above are included in the “Grants of Plan-Based Awards” table below.

Expatriate Benefits

Mr. Lau has been on a long-term assignment overseas during 2010, 2009 and 2008. We provided specific benefits to Mr. Lau to compensate him for differences in the cost of living between his home city and the city in which he is assigned to work, and for incremental costs associated with living abroad. During 2010 these benefits included:

•	Tax equalization;

•	Additional cash payments representing a cost of living adjustment; and

•	Leased car and driver.

The benefits provided to Mr. Lau are based on his overseas work location, the length of his assignment and benefits provided to expatriates in similar positions at comparable companies. Amounts paid to Mr. Lau for expatriate benefits are included in the “Summary Compensation Table” below.

Severance Benefits Payable Upon Termination or Change in Control

The Compensation Committee provides each of the Executives with severance benefits payable upon certain involuntary terminations of their employment with the Company. The benefits may be provided to incentivize Executives to join the Company, to incentivize Executives to remain with the Company, or to compensate Executives when they are asked to take on new or extraordinary responsibilities. The Compensation Committee believes that the benefits provided are comparable with those provided to individuals in similar positions at similar companies.

Additionally, the Compensation Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Executives. To encourage Executives to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides Executives with severance benefits if their employment is involuntarily terminated in connection with a change in control (i.e. double trigger).

A description of the specific severance benefits provided for each Named Executive Officer is described below under “Potential Payments Upon Termination or Change in Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the CEO and certain other executive officers, unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of Pixelworks and its shareholders.

Summary Compensation Table

The following table sets forth the compensation of our Named Executive Officers for services rendered during 2010, 2009 and 2008. The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow as well as the Compensation Discussion and Analysis previously presented.

Name and Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-equity Incentive Plan Compensation	All Other Compensation		Total
Bruce A. Walicek	2010	$325,000	$—	$—	$215,890	$—	$—		$540,890
President and Chief Executive Officer	2009	293,625	53,178	60,000	38,470	—	—		445,273
	2008	343,750	—	—	257,348	325,000	—		926,098

Steven L. Moore	2010	250,000	—	—	129,534	—	—		379,534
Vice President, Chief Financial Officer, Secretary and Treasurer	2009	225,865	20,453	—	38,470	—	—		284,788
	2008	250,000	—	—	31,815	125,000	—		406,815

Tzoyao (T) Chan (2)	2010	240,000	—	—	129,534	—	—		369,534
Senior Vice President, Engineering	2009	240,923	73,100	—	55,404	—	—		369,427

John Y. Lau	2010	200,000	—	—	97,151	—	295,877	(3)	593,028
Senior Vice President, China General Manager	2009	188,154	17,325	—	38,470	—	232,068		476,017
	2008	200,000	—	—	21,210	100,000	253,381		574,591

Hongmin (Bob) Zhang	2010	225,000	—	—	129,534	—	—		354,534
Senior Vice President, Technology and Chief Technology Officer	2009	211,673	19,491	—	38,470	—	13,863		283,497
	2008	225,000	—	—	42,420	112,500	14,434		394,354

(1)	These columns represent the aggregate grant date fair value of restricted stock and stock option awards granted during the applicable year calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See the “Grants of Plan Based Awards” table below for information on equity awards granted to the Named Executive Officers in 2010.
(2)	Mr. Chan joined the Company on January 1, 2009.
(3)	Mr. Lau’s other compensation consists of the following expatriate and other benefits for 2010:

2010
Foreign taxes	$178,983
Cost of living adjustment — cash payment	89,741
Leased car and driver	27,153

$295,877

Grants of Plan-Based Awards — 2010

The following table sets forth information concerning grants of plan-based awards to Named Executive Officers during the year ended December 31, 2010.

		Estimated future payouts under non-equity incentive plan awards (2)		All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/Sh) (3)	Grant date fair value of stock and option awards (4)
Name	Grant date (1)	Target ($)	Maximum ($)
Bruce A. Walicek	2/10/2010	$325,000	$325,000	100,000	(5)	$3.13	$215,890
Steven L. Moore	2/10/2010	125,000	125,000	60,000	(5)	3.13	129,534
Tzoyao (T) Chan	2/10/2010	120,000	120,000	60,000	(5)	3.13	129,534
John Y. Lau	2/10/2010	100,000	100,000	45,000	(5)	3.13	97,150
Hongmin (Bob) Zhang	2/10/2010	112,500	112,500	60,000	(5)	3.13	129,534

(1)	Represents the grant date for equity-based awards reported in the table.
(2)	Represents the target and maximum bonuses payable to the Executives under the Company’s 2010 senior management bonus plan.
(3)	Each option reported in the table was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date.
(4)	Represents the grant date fair value of restricted stock and stock option awards calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These amounts reflect the grant date fair value of the award and do not correspond to the actual value that will be realized by the Executives.
(5)	The options have a term of six years and were granted with monthly vesting on a straight-line basis over a three year period.

Additional Description of Plan-Based Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2006 Plan, if there is a change in control of Pixelworks, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor entity, although the Compensation Committee may provide that outstanding options will become fully vested and exercisable in lieu of being assumed. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each Named Executive Officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of his employment with Pixelworks and/or a change in control of Pixelworks. The terms of this accelerated vesting are described in this section and in the Potential Payments upon Termination or Change in Control section below.

Once vested, each option will generally remain exercisable until its normal expiration date. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a voluntary termination of his employment. This period is extended to twelve months if the termination is due to the Named Executive Officer’s death or disability. The options granted to Named Executive Officers during 2010 do not include any dividend rights.

Description of Mr. Walicek’s Employment Agreement — Salary and Bonus Amounts

As noted above, we entered into an amended and restated employment agreement with Mr. Walicek, effective April 1, 2009. Mr. Walicek’s agreement does not have a specified term. The agreement provides for Mr. Walicek to receive an annual base salary of $276,250, subject to periodic review by the Compensation Committee. In December 2009, the Compensation Committee approved the reinstatement of Mr. Walicek’s salary to its prior level of $325,000, effective January 1, 2010. The agreement also provides for Mr. Walicek to participate in the Company’s annual bonus program as established by the Compensation Committee and to be eligible to receive equity awards as determined by the Compensation Committee. Provisions of Mr. Walicek’s agreement relating to post-termination of employment benefits, as well as severance agreements we have entered into with each of the other Named Executive Officers, are discussed below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents option and restricted stock awards outstanding for the Named Executive Officers as of December 31, 2010.

Outstanding Option Awards

	Number of securities underlying unexercised options (#)			Option exercise price per share	Option expiration date
Name	exercisable	unexercisable
Bruce A. Walicek	13,333	—	(1)	$25.29	05/24/15
	27,778	72,222	(2)	3.13	02/10/16
	3,333	—	(1)	9.00	05/23/16
	2,986	347	(3)	4.14	05/22/17
	31,666	—		2.28	01/01/18
	118,333	50,000	(4)	2.31	01/01/18
	58,334	41,666	(5)	0.60	03/23/19

Steven L. Moore	16,667	43,333	(2)	3.13	02/10/16
	56,944	9,722	(6)	5.25	07/18/17
	15,740	926	(7)	2.28	02/28/18
	7,639	694	(8)	2.28	03/02/18
	58,334	41,666	(5)	0.60	03/23/19

Tzoyao (T) Chan	16,667	43,333	(2)	3.13	02/10/16
	27,500	62,500	(9)	0.72	01/01/19

John Y. Lau	13,333	—		25.50	04/02/11
	16,666	—		49.50	01/02/12
	16,666	—		22.71	01/31/13
	13,333	—		46.23	03/09/14
	8,333	—		28.44	03/04/15
	12,500	32,500	(2)	3.13	02/10/16
	16,666	—		15.06	02/15/16
	25,000	—		7.47	12/04/16
	5,555	926	(7)	2.28	02/28/18
	58,334	41,666	(5)	0.60	03/23/19

Hongmin (Bob) Zhang	2,000	—		$24.75	06/03/12
	50,000	—		27.66	10/01/13
	22,916	—		7.47	12/04/13
	16,666	—		28.44	03/04/15
	16,667	43,333	(2)	3.13	02/10/16
	33,333	—		7.47	12/04/16
	23,333	—		15.06	02/15/16
	31,481	1,852	(7)	2.28	02/28/18
	58,334	41,666	(5)	0.60	03/23/19

(1)	Options were granted due to Mr. Walicek’s service on the Board.

(2)	Options vest ratably on a monthly basis from January 1, 2011 through February 28, 2013.

(3)	Options were granted due to Mr. Walicek’s service on the Board. Options vest ratably on a monthly basis from January 1, 2011 through May 22, 2011.

(4)	Options vest ratably on a monthly basis from January 1, 2011 through December 31, 2011.

(5)	Options vest ratably on a monthly basis from January 1, 2011 through March 31, 2012.

(6)	Options vest ratably on a monthly basis from January 1, 2011 through July 31, 2011.

(7)	Options vest ratably on a monthly basis from January 1, 2011 through February 28, 2011.

(8)	Options vest ratably on a monthly basis from January 1, 2011 through March 31, 2011.

(9)	Options vest 30,000 on January 1, 2011, vesting ratably on a monthly basis thereafter through January 31, 2013.

Outstanding Restricted Stock Awards

Name	Number of shares or units of stock unvested		Market Value of or units of stock unvested
Bruce A. Walicek	41,666	(1)	$144,998

(1)	Restricted stock vests ratably on a monthly basis from January 1, 2011 through March 31, 2012. The “market value” of the shares shown above is determined by multiplying the number of shares reported in the table by $3.48 (the closing price of the Company’s common stock on the last trading day of 2010).

Option Exercises and Stock Vested

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Bruce A. Walicek	—	$—	33,333	$123,334
Tzoyao (T) Chan	30,000	127,300	—	—
John Y. Lau	10,185	8,148	—	—

Potential Payments Upon Termination or Change in Control

The Company has entered into the following arrangements with the Named Executive Officers that provide for severance benefits on certain terminations of employment. In each case, the severance benefits described below are contingent upon the Executive providing a release of claims in favor of the Company.

Walicek Employment Agreement

In May 2009, the Company entered into an amended and restated Employment Agreement (the “Amended Walicek Agreement”) with Mr. Walicek. The Amended Walicek Agreement provides that, in the event Mr. Walicek is terminated by the Company without “cause” or resigns for “good reason” (as each of those terms is defined in the Amended Walicek Agreement), he will be entitled to the following benefits: (i) severance pay consisting of the higher of Mr. Walicek’s annual base salary then in effect, or $325,000; (ii) severance pay consisting of the higher of Mr. Walicek’s actual target bonus for the then-current year or $325,000; and (iii) payment by the company of Mr. Walicek’s COBRA health insurance premiums for twelve months. In addition, in the event the termination of employment occurs within twelve months of the earlier of a “change of control” or the signing of a “change of control agreement” that leads to a change of control (as such terms are defined in the Amended Walicek Agreement) within twelve months of the signing, Mr. Walicek will receive acceleration of vesting of half of any options and restricted stock awards that are outstanding and unvested as of the employment termination date.

In the event the severance benefits would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. Walicek retaining a greater benefit on an after-tax basis.

Moore Change of Control Severance Agreement

In May 2009, the Company entered into an amended and restated Change of Control Severance Agreement (the “Amended Moore Severance Agreement”) with Mr. Moore. The Amended Moore Severance Agreement provides for certain benefits in the event of Mr. Moore’s involuntary termination. An involuntary termination is a termination by the Company without “cause” or by the executive for a “good reason event” (as such terms are defined in the Amended Moore Severance Agreement).

The Amended Moore Severance Agreement provides that in the event of an involuntary termination within twelve months following a change of control, Mr. Moore will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary and the then-current year’s target bonus in effect as of the date of such involuntary termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of stock options granted by the Company to Mr. Moore prior to the change of control that are then outstanding and would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for Mr. Moore (and any eligible dependents) until the earlier of when Mr. Moore (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination.

The Amended Moore Severance Agreement also provides that in the event of an involuntary termination during the period between twelve and twenty-four months following a change of control (the “Second Year”), Mr. Moore will be entitled to the following benefits: (i) a lump sum cash payment equal to Mr. Moore’s per month base salary in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) a lump sum cash payment equal to one-twelfth of the then current year’s target bonus in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (iii) accelerated vesting of all outstanding stock options granted by the Company to Mr. Moore prior to the change of control that would have otherwise vested during the period after termination equal to the remaining number of whole months in the Second Year; and (iv) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for Mr. Moore (and any eligible dependents) for the number of whole months remaining in the Second Year.

In the event of an involuntarily termination apart from a change in control, Mr. Moore would receive the same benefits as if the termination occurred within twelve months following a change of control, as described above. In this event, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntarily termination.

In the event the severance benefits under the Amended Moore Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. Moore retaining a greater benefit on an after-tax basis.

Chan and Zhang Change of Control Severance Agreements

In 2008, the Company entered into Change of Control Severance Agreements (the “Severance Agreements”) with Mr. Chan and Mr. Zhang. Each Severance Agreement provides for certain benefits in the event of the executive’s involuntary termination following a change in control of the Company (as defined in the Severance Agreements). An involuntary termination is a termination by the Company without “cause” or by the executive for a “good reason event” (as such terms are defined in the Severance Agreements).

The Severance Agreements provide that in the event of an involuntary termination within twelve months following a change of control, the executive will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary as in effect as of the date of such termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of stock options granted by the Company to the executive prior to the change of control that would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination of the executive (and any eligible dependents) until the earlier of when the executive (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination.

The Severance Agreements also provide that in the event of an involuntary termination during the period the Second Year, Mr. Chan and Mr. Zhang will be entitled to the following benefits: (i) a lump sum cash payment equal to the executive’s monthly base salary in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) accelerated vesting of all outstanding stock options granted by the Company to the executive prior to the Change of Control that would have otherwise vested during the period after termination equal to the remaining number of whole months in the Second Year; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for the executive (and any eligible dependents) for the number of whole months remaining in the Second Year.

In the event of an involuntarily termination apart from a change in control, Mr. Chan would receive the same benefits as if the termination occurred within twelve months following a change of control, as described above. In this event, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntarily termination.

In the event the severance benefits under the Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in the executive retaining a greater benefit on an after-tax basis.

Lau Severance Agreement

Mr. Lau is entitled to payment for 12 months of base salary and continuation of medical benefits for twelve months if the Company does not provide him a position upon the termination of his expatriate assignment.

Board Resolutions Regarding Change in Control

On March 22, 2002, the Board adopted resolutions approving a change of control and severance program for executive officers and Directors. Under the terms of the resolutions, upon a change of control, the Company will accelerate the vesting schedule of options held by executive officers or Directors that would have otherwise vested during the next twelve months according to the vesting schedule associated with such options.

Additionally, upon a change of control and the involuntary termination of an executive officer without cause, or a substantial change in the executive officer’s responsibilities within three months prior to or twelve months following the change of control, the terminated officer will be entitled to severance payments equal to six months base salary and continuation of medical insurance benefits for a period of six months from the date of termination.

The individual severance agreements described above supersede these resolutions to the extent they provide a greater benefit than the executive would receive under the resolutions.

Total Benefits Potentially Payable

The following table summarizes benefits that would have been payable to the Executives as of December 31, 2010 had they been terminated without cause or had a change in control and termination without cause occurred as of that date:

	Involuntary termination without cause not related to change in control		Involuntary termination without cause related to change in control
	Estimated total value of cash payment ($)	Estimated total value of equity acceleration ($)	Estimated total value of cash payment ($)		Estimated total value of equity acceleration ($)
Bruce A. Walicek	$674,097	$—	$674,097		$264,664
Steven L. Moore	271,372	306,833	271,372	(1)	306,833
Tzoyao (T) Chan	261,368	171,533	261,368	(1)	171,533
John Y. Lau	208,145	—	208,145		281,403
Hongmin (Bob) Zhang	—	—	246,130	(1)	316,834

(1)	As noted above, the level of Mr. Moore, Mr. Chan, and Mr. Zhang’s severance benefits in the context of a change of control depend on whether the involuntary termination occurs within twelve months after the change in control. For purposes of this table, we have assumed that the involuntary termination occurred within twelve months after the change in control.

INFORMATION ABOUT OUR EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2010 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options (1)	Weighted average exercise price of outstanding options	Number of securities remaining available for issuance under compensation plans (excluding securities in first column) (2)
Equity Compensation Plans Approved by Shareholders (3)	2,769,483	$4.42	2,851,929
Equity Compensation Plans Not Approved by Shareholders (4)	125,635	24.05	—

Total	2,895,118	$5.27	2,851,929

(1)	Excludes purchase rights under the 2010 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides for 18 month offering periods with purchases every six months. Under the ESPP, each eligible employee may purchase shares of the Company’s common stock at a purchase price per share equal to 85% of the lower of the fair market value of the common stock on (i) the offering date or (ii) the purchase date.
(2)	Includes 1,300,000 shares that were available for future issuance under the ESPP and 1,551,929 shares that were available for future issuance under the 2006 Plan. The shares available for awards under the 2006 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards.
(3)	Consists of the Company’s 2006 Plan, 1997 Stock Incentive Plan, as amended, and the 2010 ESPP. With the adoption of the 2006 Plan, the right to issue any additional awards under the 1997 Stock Incentive Plan was terminated.
(4)	Consists of the Company’s 2001 Nonqualified Stock Option Plan, which allowed for option grants to employees and consultants (not officers and Directors) of the Company; the Equator Technologies, Inc. 1996 Stock Option Plan; and individual stock option plans assumed in connection with our acquisition of Equator Technologies, Inc. With the adoption of the 2006 Plan, the right to issue any additional awards under these plans was terminated. Each of these plans and arrangements are administered by our Compensation Committee.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accounting firm, as the Company’s auditor for the year ending December 31, 2011. KPMG has audited the Company since 1997.

Fees Paid to KPMG

The following table sets forth the aggregate fees paid to KPMG during 2010 and 2009:

	2010	2009
Audit Fees (1)	$438,250	$430,000
Audit-Related Fees	—	—
Tax Fees (2)	4,143	7,383
All Other Fees	—	—

Total	$442,393	$437,383

(1)	Audit Fees: Consists of fees billed for services rendered for the integrated audit of the Company’s annual financial statements and reviews of the Company’s interim condensed consolidated financial statements. Also includes fees billed for reviews of registration statements.
(2)	Tax Fees: Consists of fees billed for tax compliance and preparation services related to certain expatriate employee tax returns.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves any engagement under which KPMG provides audit or permissible non-audit services to the Company. The Audit Committee has adopted a policy for the pre-approval of these services. Under the policy, pre-approval may be general and apply to services that will be performed over an extended period of time, or specific. General pre-approvals apply for one year.

The Company’s CFO and KPMG must provide the Audit Committee with the following information for each service to be approved: (i) the type of service to be performed; (ii) a detailed description of each particular service; and (iii) a range of fees.

The authority to pre-approve services may be delegated to one or more designated members of the Audit Committee. If a designated member does pre-approve services, the pre-approval is reported to the full Audit Committee at its next regularly scheduled meeting.

During 2010 and 2009, the Audit Committee pre-approved 100% of the services provided by KPMG.

Audit Committee Report

The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.

The Audit Committee currently consists of Daniel Heneghan, Chairman, Stephen Domenik and James Fiebiger. The Audit Committee has the responsibility and authority described in the Pixelworks, Inc. Charter of the Audit Committee of the Board of Directors, which has been approved by the Board. A copy of the Audit Committee Charter is available on our website at www.pixelworks.com. The Board has determined that Mr. Heneghan, Mr. Domenik and Mr. Fiebiger meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable rules of NASDAQ. In addition, the Board has determined that Mr. Heneghan qualifies as an audit committee financial expert as defined by SEC rules.

As further described in its charter, the Audit Committee oversees the corporate accounting, financial reporting practices and financial statement audits of the Company. Management has responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors, KPMG, are responsible for planning and conducting audits in accordance with generally accepted auditing standards and for issuing an opinion about whether the financial statements and our internal controls over financial reporting, are presented fairly, in all material respects, in accordance with generally accepted accounting principles.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee members in business, financial, and accounting matters.

In this context, the Audit Committee held six meetings in 2010. At all of these meetings, the Audit Committee met with senior members of the Company’s financial management team and the Company’s independent registered public accounting firm. The Audit Committee held private sessions with the independent registered public accounting firm at four of its meetings, at which candid discussions of financial management, accounting and internal control issues took place.

The Audit Committee has reviewed and discussed the audited financial statements and the Company’s internal control over financial reporting for the year ended December 31, 2010, with management and KPMG, and management has represented to the Audit Committee that Pixelworks’ audited financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee’s review included a discussion with management of the quality of Pixelworks’ accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Pixelworks’ financial statements, including the disclosures related to critical accounting estimates.

Additionally, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 and Independence Standard Board Standard No. 1. The Committee has received from KPMG the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by KPMG is compatible with KPMG’s independence and discussed KPMG’s independence with KPMG.

The Audit Committee has also evaluated the performance of KPMG, including, among other things, the amount of fees paid to KPMG for audit services related to the year ended December 31, 2010. Based on its evaluation, the Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Based on the reviews and discussions referred to above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

Daniel Heneghan, Chairman

Stephen Domenik

James Fiebiger

OTHER BUSINESS

As of the date of this Proxy Statement, the Board does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, proxies held by the Board will be voted on such other matters as determined by a majority of the Board.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2012 proxy statement. Any such proposal must be received by the Company no later than December 10, 2011. If the Company changes the date of its 2012 annual meeting by more than 30 days from the date of the 2011 annual meeting, the deadline is a reasonable time before the Company begins to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, under the Company’s Second Amended and Restated Bylaws, a proposal or nomination that a shareholder submits outside the processes of SEC Rule 14a-8 must be delivered to or mailed and received at the Company’s principal executive offices by the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting. In the event we provide less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, in accordance with the Second Amended and Restated Bylaws, including information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

In relation to shareholder proposals and nominations, in certain instances the Company may exercise discretionary voting authority under proxies held by the Board. For instance, if the Company does not receive a shareholder proposal or nomination 60 days prior to the date of the annual meeting (or, in the event the Company provides less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination is received later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made), the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal. However, if the Company changes the date of its 2012 annual meeting by more than 30 days from the date of the 2011 annual meeting and the shareholder submits the proposal or nomination pursuant to Rule 14a-8, the Company may exercise discretionary voting authority if the proposal or nomination is not received in a reasonable time before the Company begins to print and send its proxy materials. In addition, even if the Company is notified of a shareholder proposal or nomination within the time requirements discussed above, if the shareholder does not comply with certain requirements of the Exchange Act, the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal or nomination if the Company includes advice in its proxy statement on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are not deemed to be incorporated by reference into this Proxy Statement. We make these filings available on our Internet website at www.pixelworks.com, free of charge, as soon as practicable after we electronically file such reports with the SEC. Additionally, the Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s common stock entitled to vote at the Annual Meeting, a copy of the Company’s Annual Report as filed with the SEC on Form 10-K for the year ended December 31, 2010. Written requests should be mailed to Pixelworks, Inc., Attn: Secretary, 224 Airport Parkway, Ste. 400, San Jose, CA, 95110.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce A. Walicek

President and Chief Executive Officer

San Jose, California

April 12, 2011

PIXELWORKS, INC.

224 AIRPORT PARKWAY

SUITE 400

SAN JOSE, CA 95110

ATTN:    SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	Mark A. Christensen 02 Stephen L. Domenik 03 James R. Fiebiger 04 C. Scott Gibson 05 Daniel J. Heneghan
06	Richard L. Sanquini 07 Bruce A. Walicek
The Board of Directors recommends you vote FOR the following proposal :							For	Against	Abstain
2	Ratification of the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year.						☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

PIXELWORKS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 17, 2011

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bruce A. Walicek and Steven L. Moore, proxy with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Pixelworks, Inc. on May 17, 2011 and any adjournments thereof, with all powers that the undersigned would possess if personally presents.

Whether or not you expect to attend the annual meeting, please vote your shares. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY SUCH ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change / comments :

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side